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               Certain Confidential Information has been omitted
                    and filed separately with the Commission



                                                                    Exhibit 10.1

genzyme CONFIDENTIAL


SEVELAMER SUPPLY AGREEMENT
GENZYME CORPORATION & RENAGEL LLC
TERM SHEET:  MARCH 13, 2000

BACKGROUND

The terms attached were developed by Genzyme in response to the RenaGel LLC's Request for Proposals (RFP) of October 1999 for a [ * ] manufacturing capacity facility (Appendix A). They reflect Genzyme's response to the RFP in our proposal of November 9th and the revised terms of the December 16, 1999 update.

On December 16, 1999 Genzyme was informed by the LLC of our selection as the `winner' of the RFP process for the Large Scale Plant (LSP).

Consequently, the terms below serve as the basis for a definitive supply agreement between Genzyme and the LLC. Genzyme and the LLC each hereby acknowledge that this Term Sheet is a legally binding and enforceable obligation of each of the parties.

It is understood that there will be two agreements relating to the LSP. The first agreement will be between Genzyme and the LLC for the supply of sevelamer for the LLC's Territory. The second agreement will be between Genzyme and Chugai Pharmaceutical Co. Ltd. for the supply of sevelamer for the Chugai Territory. The two agreements will be prepared to work together with respect to maximum capacity, minimum purchase commitments and volume driven pricing.

The terms below reflect discussions between Mark Bamforth and Joe Tyler on Jan. 17th, 25th, 26th, Feb 7th, 15th, 22nd, March 3rd and 9th.

TERMS:

1.   The Development and Capital costs for the LSP will be paid by Genzyme.

2. The project will start in January 2000 and Genzyme will use its commercially reasonable and diligent efforts to complete the design, construction, commission, validation and regulatory approval of the LSP by mid-2002.

3. The LLC requests a 50kg sample of Sevelamer manufactured by the proposed process of the LSP for delivery by March 2000, principally for tableting studies to be conducted. As per the November 9th proposal, Genzyme requests reimbursement from the LLC for the incremental costs associated with providing this sample, currently estimated at [ * ], and will not exceed [ * ]. Genzyme does not


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     propose [  *  ] the provision of this sample.

     The 50kg sample will be used for tableting studies at [ * ]. The sample will not be produced to GMP and can only be used for non-human use. The sample must meet the following criteria:

     I.   Meet the current release specifications for Sevelamer API

     II.  Be made as far as possible by the proposed process

     GelTex will be responsible for the formulation and tableting studies to be conducted by [ * ]. In the event that the material does not meet the tableting requirements, then GelTex will identify the areas of concern and work with Genzyme to produce a sample to meet the requirements. Genzyme will bear the cost associated with its efforts to develop a process to produce a sample that meets the tableting requirements. The incremental costs of actually producing additional material once the development work is complete will be paid for by the LLC. Genzyme will not [ * ] to make this material.

4. The supply agreement will be a "Take or Pay" contract for [ * ] from facility approval, as per the RFP. At [ * ] nominal capacity, the LLC commits to the following minimum off take:

                                    [  *  ]


     Not withstanding the above, the minimum quantities to which Chugai commits in its contract with Genzyme will serve to reduce the minimum commitment of the LLC on a ton for ton basis (i.e., if Chugai commits to a minimum take in 2003 of [ * ], the LLC minimum for 2003 shall be [ * ].).

5.   The product price to the LLC and Chugai will be:

                                    [  *  ]


     For volumes between [ * ] the price will be adjusted as per the price schedule included in the December 16th update. All quantities purchased by Chugai will be aggregated with those purchased by the LLC in order to determine the appropriate product price for the LLC and Chugai.

     The "Take or Pay" agreement commits the LLC to take a minimum [ * ] output per year (less any minimum amount to which Chugai is or becomes contractually


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     committed) or pay the fixed price (less raw materials  cost) if less output is required in a given year.

6. All prices are based on 1999 costs; future costs will be adjusted using an agreed price index.

7. The prices quoted are based on the cost of [ * ], [ * ]. The prices are also based on a ratio of [ * ] in the process. Genzyme will be responsible for the freight & duty cost of [ * ] to the Haverhill site. GelTex will be responsible for securing a source of supply of [ * ]. The prices will be adjusted pro rata to reflect any change in the cost of [ * ]. The prices will not be adjusted for any change in the use ratio of [ * ].

     GelTex will examine the option of a European [ * ] supply in order to reduce material cost and the freight and duty cost for [ * ].

8. The estimated cost of manufacturing Sevelamer is made up of a variable cost and a fixed cost. The variable cost includes materials, utilities, consumables, direct production labour and depreciation. The fixed cost includes other labour, site overheads and UK management overheads. Genzyme agrees to [ * ].

9.   The existing supply agreement between the LLC and Genzyme (dated Jan 1st
     1998) remains in effect, with termination scheduled for [  *  ].
     Genzyme plans to transition all production into the LSP upon approval, i.e. mid-2002. Therefore, the LLC's purchase commitment in the years 2002 and 2003 are expected to be as follows (subject to adjustment for Chugai's commitment, as discussed above):

                                   [  *  ]


10. Either party can terminate the LSP agreement by giving at least [ * ] written notice, effective on [ * ], but not before completion of [ * ] of output from the LSP after facility approval.

11. The LLC and Chugai will each grant to Genzyme the right of first refusal to supply the aggregate requirements of the LLC and Chugai above [ * ] ("Excess Requirements"). In connection therewith, the LLC and Chugai, either jointly or separately as suits the particular needs of the LLC and Chugai, shall be allowed to issue an RFP to obtain bids from third parties for any Excess Requirements and shall provide Genzyme with a description of the most favourable terms obtained. Genzyme shall respond to the terms provided in a timely manner, and shall use commercially reasonable and diligent efforts to respond in the time frame reasonably requested by the LLC and/or Chugai, as the case may be. If Genzyme notifies the LLC and/or Chugai, as the case may be, that it is able to match such terms for the


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     Excess Requirements specified in the RFP, then Genzyme shall have the right to manufacture such Excess Requirements. If Genzyme notifies the LLC and /or Chugai, as the case may be, that it is unable to match the most favourable terms obtained for such Excess Requirements, then the LLC and/or Chugai, as the case may be, shall have the right to enter into a supply agreement with the third party that submitted such terms; provided, however, that the LLC and/or Chugai, as the case may be, may not offer such third party more favorable terms than those set forth in the bid without first offering such terms to Genzyme and providing Genzyme an opportunity to accept such terms. Genzyme's right of first refusal shall remain in effect for any subsequent Excess Requirements of the LLC and Chugai. For the avoidance of doubt, it is understood that Genzyme will supply the LLC and Chugai's aggregate requirements up to and including [ * ], regardless of the allocation of amounts between the two companies in any given year, and the right of first refusal described in this section relates to the LLC and Chugai's aggregate needs in excess of [ * ].

12. Genzyme will grant the LLC a non-exclusive, worldwide, [ * ] license, with the right to grant sublicenses to its contract manufacturers (without the right allow such parties to grant further sublicenses), to use the technology developed by Genzyme for the manufacture of Sevelamer in the LSP to manufacture Sevelamer; provided, however, that the LLC will not have the right to grant sublicenses to Chugai, Kirin Brewery Co. Ltd. or any other party having the right to develop and/or commercialize products comprising Sevelamer. Genzyme will also grant GelTex a non-exclusive, worldwide, [ * ] license to use such technology for all applications other than Sevelamer production applications for Renagel.

13. All prices have been developed using an exchange rate of $ 1.60 per Sterling Pound. On the first business day of each quarter, the exchange rate (US $:(pound)) published in the Financial Times will be used to determine the price of Sevelamer for that calendar quarter.

14. Genzyme reserves the right to develop and maintain master files with regulatory authorities in support of the manufacture of Sevelamer at its Haverhill facilities and to provide appropriate access to these files for drug registrations with regulatory authorities. The LLC will use commercially reasonable and diligent efforts to submit the appropriate regulatory applications for the territories in an expeditious manner.

15. Genzyme and Chugai will also negotiate a supply agreement for the LSP. In connection with that agreement, Chugai has requested a 150 kg sample of Sevelamer manufactured by the proposed process of the LSP for delivery by March, '00, principally for tableting studies to be conducted. As per the November 9th proposal, Genzyme requests reimbursement from Chugai for the incremental costs associated with providing this sample, currently estimated as [ * ], and will not exceed [ * ]. Genzyme does not propose [ * ] the provision of this sample.

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     The 150kg sample will be used for tableting studies at Chugai. The sample will not be produced to GMP and can only be used for non-human use. The sample must meet the following criteria:

     I.   Meet the current release specifications for Sevelamer API

     II.  Be made as far as possible by the proposed process

     Chugai will be responsible for the formulation and tableting studies. In the event that the material does not meet these requirements, then Chugai will identify the areas of concern and work with Genzyme to produce a sample to meet the requirements. Genzyme will bear the cost associated with its efforts to develop a process to produce a sample that meets the tableting requirements. The incremental costs of actually producing additional material once the development work is complete, will be paid for by Chugai. The incremental costs to actually produce additional material once the development efforts have been completed will be paid by Chugai. Genzyme will not [ * ] to make this material.

16. Genzyme reserves the right to develop and maintain master files with regulatory authorities in Chugai's Territory in support of the manufacture of Sevelamer at its Haverhill facilities and to provide appropriate access to these files for drug registrations with regulatory authorities. Chugai will use commercially reasonable and diligent efforts to submit the appropriate regulatory applications for the territories in an expeditious manner.


Dated: March 16, 2000
       --------------

RENAGEL LLC                                          GENZYME CORPORATION

By: GelTex Pharmaceuticals, Inc., its Member    By: /s/ Frank Ollington
                                                    ---------------------------
By: /s/ Mark Skaletsky                             Name:  Frank Ollington
    ---------------------------                    Title: Senior Vice President,
Name:  Mark Skaletsky                                     Operations
Title:  President and CEO

By: Genzyme Corporation, its Member

By:  /s/ G. Jan van Heek
     --------------------------
Name:  G. Jan van Heek
Title:  Executive Vice President


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